Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2022
System Bookings and Backlog Continue to Hit Record Levels

BEVERLY, Mass. — Aug. 3, 2022—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the second quarter 2022.

Highlights for the second quarter are as follows:

●	The Company reported second quarter revenue of $221.2 million, compared to $203.6 million for the first quarter of 2022.

●	Operating profit for the quarter was $54.1 million, compared to $48.9 million for the first quarter.

●	Net income for the quarter was $44.2 million, or $1.32 per diluted share, compared to $41.6 million, or $1.22 per diluted share in the first quarter.

●	Gross margin for the quarter was 44.8%, compared to 44.1% in the first quarter.

●	Record systems backlog of $869.5 million and bookings of $432.8 million in the second quarter.

●	Cash, cash equivalents and restricted cash were $287.9 million on June 30, 2022, compared to $297.9 million on March 31, 2022. This is net of $12.5 million of repurchased shares in the second quarter.

President and CEO Mary Puma commented, “Axcelis delivered outstanding second quarter financial performance well above our guidance due to robust demand and our strong execution. It is an exciting time for Axcelis with significant growth in the ion implant TAM, solid customer demand for our products and long term growth prospects in the power device market. System bookings and shipments continue to hit record levels. As a result, Axcelis now expects to achieve revenue of greater than $875 million in 2022.”

Business Outlook

For the third quarter ending September 30, 2022, Axcelis expects revenues of $220 - $228 million. Gross margin in the third quarter is expected to be approximately 42%. Third quarter operating profit is forecast to be between $44.5 - $47.5 million with earnings per diluted share between $1.10 - $1.15. For the full year, the Company expects to achieve revenue of greater than $875 million with gross margins of approximately 42.5%.

News Release

Second Quarter 2022 Conference Call

The Company will host a call to discuss the results for the second quarter 2022 on Thursday, August 4, 2022 at 8:30 a.m. ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by registering as a Participant here:

https://register.vevent.com/register/BI9300aa06c3a84686ae778970f11de3e8

Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

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Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

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Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Product	$213,926	$140,156	$410,458	$266,765
Services	7,251	7,118	14,314	13,285
Total revenue	221,177	147,274	424,772	280,050
Cost of revenue:
Product	115,754	76,688	223,395	147,022
Services	6,242	6,572	12,429	12,579
Total cost of revenue	121,996	83,260	235,824	159,601
Gross profit	99,181	64,014	188,948	120,449
Operating expenses:
Research and development	18,731	16,623	35,704	32,308
Sales and marketing	12,703	12,177	23,994	22,564
General and administrative	13,602	11,217	26,180	21,230
Total operating expenses	45,036	40,017	85,878	76,102
Income from operations	54,145	23,997	103,070	44,347
Other (expense) income:
Interest income	352	40	447	73
Interest expense	(1,250)	(1,274)	(2,768)	(2,303)
Other, net	(5,051)	(15)	(6,669)	(1,168)
Total other expense	(5,949)	(1,249)	(8,990)	(3,398)
Income before income taxes	48,196	22,748	94,080	40,949
Income tax provision	4,007	3,842	8,276	5,563
Net income	$44,189	$18,906	$85,804	$35,386
Net income per share:
Basic	$1.34	$0.56	$2.59	$1.05
Diluted	$1.32	$0.55	$2.54	$1.03
Shares used in computing net income per share:
Basic weighted average common shares	33,096	33,677	33,170	33,696
Diluted weighted average common shares	33,562	34,311	33,770	34,473

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$287,167	$294,923
Accounts receivable, net	146,120	104,410
Inventories, net	213,063	194,984
Prepaid expenses and other current assets	33,378	24,929
Total current assets	679,728	619,246
Property, plant and equipment, net	35,572	34,972
Operating lease assets	10,879	9,242
Finance lease assets, net	18,590	19,238
Long-term restricted cash	753	757
Deferred income taxes	33,715	35,454
Other assets	32,499	34,331
Total assets	$811,736	$753,240
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,410	$38,025
Accrued compensation	17,150	30,732
Warranty	8,348	6,424
Income taxes	321	887
Deferred revenue	62,685	60,454
Current portion of finance lease obligation	1,101	979
Other current liabilities	13,955	12,639
Total current liabilities	152,970	150,140
Long-term finance lease obligation	45,822	46,415
Long-term deferred revenue	8,864	7,982
Other long-term liabilities	17,153	9,744
Total liabilities	224,809	214,281

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 33,094 shares issued and outstanding at June 30, 2022; 33,240 shares issued and outstanding at December 31, 2021	33	33
Additional paid-in capital	549,401	559,883
Retained earnings (accumulated deficit)	39,582	(22,722)
Accumulated other comprehensive (loss) income	(2,089)	1,765
Total stockholders’ equity	586,927	538,959
Total liabilities and stockholders’ equity	$811,736	$753,240